Exhibit 99.1

News Release

Investor Contacts:

KCSA Strategic Communications

Jeffrey Goldberger / Philip Carlson

+1 212.896.1249 / +1 212.896.1233

jgoldberger@kcsa.com / pcarlson@kcsa.com

RHINO RESOURCE PARTNERS LP PRICES INITIAL PUBLIC OFFERING OF COMMON UNITS

LEXINGTON, KY (September 29, 2010) — Rhino Resource Partners LP (“Rhino”) today announced the pricing of its initial public offering of 3,244,000 common units at $20.50 per unit. The common units will commence trading on the New York Stock Exchange on September 30, 2010, under the ticker symbol “RNO.”  The offering is expected to close on or about October 5, 2010. Rhino intends to use the net proceeds that it will receive to repay outstanding indebtedness under its credit facility. The underwriters have been granted a 30-day option to purchase up to 486,600 common units at the initial public offering price, to cover over-allotments, if any.

Upon consummation of the offering, the public will own 3,244,000 common units (3,730,600 common units if the underwriters exercise their option to purchase additional common units in full).  Rhino’s general partner and an affiliate of Wexford Capital LP will own the remaining equity interests in Rhino.

Raymond James & Associates, Inc. acted as the book-running manager for the offering. RBC Capital Markets and Stifel, Nicolaus & Company, Incorporated acted as co-managers for the offering.

The offering of these securities is being made only by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, copies of which, when available, may be obtained from the offices of:

Raymond James & Associates, Inc.

880 Carillon Parkway

St. Petersburg, Florida 33716

1-800-248-8863

A registration statement relating to these securities has been filed with, and declared effective by, the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities described above in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Rhino Resource Partners LP

Rhino is a growth-oriented limited partnership formed to control and operate steam and metallurgical coal properties and related assets in Central Appalachia, Northern Appalachia, the Illinois Basin and the Western Bituminous region.

Forward Looking Statements

This press release may include forward-looking statements.  These statements can be identified by the use of forward-looking terminology including “will,” “may,” “believe,” “anticipate,” “estimate,” “continue,” or other similar words.  These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information.  These forward-looking statements involve risks and uncertainties.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Rhino’s prospectus and SEC filings.  Rhino undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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